Exhibit 10(a)

Murray D. Martin	Pitney Bowes Inc.
Chairman, President and	MSC 65-27
Chief Executive Officer	1 Elmcroft Road
Stamford, CT
06926-0700
T: 203.351.6900
F: 203.351.6876
murray.martin@pb.com
www.pb.com

June 21, 2010

Ms. Vicki O’Meara

Dear Vicki,

I am pleased to confirm your appointment to the position of Executive Vice President & President, PBMS and Government and Postal Affairs effective July 5, 2010, reporting directly to me. The terms of your compensation and benefits associated with your new role are as follows:

1.	Your base salary will be $500,000.00 paid on a semi-monthly basis.

2.	You will receive a promotional sign on cash award in the gross amount of $50,000.00.

3.

Your position is currently eligible to earn an annual incentive award with a target opportunity of 80% of your base salary and a maximum of 138%. The actual payment is determined based on the performance results of Pitney Bowes Inc. The Board also may consider your individual performance in determining your annual incentive. Payments of the incentive plan in February 2011 for the 2010 performance period will be prorated based on your transition date.

4.

Your position is eligible for a long-term incentive with a potential value of up to $850,000.00. Your long-term incentive is comprised of a combination of Restricted Stock Units (RSUs), Stock Options and Cash Incentive Units (ClUs), or other incentive vehicles. The actual dollar value used to calculate your award is determined based on your performance and expected future contributions to Pitney Bowes. The issuance of a long-term incentive is not guaranteed and is usually granted in February. The Company periodically conducts market reviews of its compensation structure and reserves the right to amend, modify or terminate its long-term incentive program without prior notice.

5.	You will continue to be eligible for four weeks vacation annually.

6.	You will continue to be covered by the Pitney Bowes Inc. Executive Stock Ownership Policy which requires you to attain a target ownership level of two times base salary over a five year period.

7.	You will continue to be eligible to receive financial counseling and related services under the Executive Financial Counseling Program. Your maximum annual benefit will be $7,500.00.

8.

You will continue to be eligible for participation in a Deferred Incentive Savings Plan that will enable you to defer all or part of your future annual and long-term cash incentive awards with significant tax advantages.

9.	You will continue to be eligible for a comprehensive flexible benefits program.

Engineering the flow of communicationTM

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In conjunction with this appointment, please review and sign the attached Proprietary Interest Protection Agreement.

Please confirm your acceptance of these terms by signing below and returning a signed copy to me by no later than July 2, 2010.

Best regards,

Murray D. Martin
Chairman, President and Chief Executive Officer
Pitney Bowes Inc.

cc:	Johnna G. Torsone, Executive Vice President & Chief Human Resources Officer Carole Hynes, Executive Compensation Susan Johnson, Strategic Talent Management

Agreed/Vicki O’Meara/Date

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